June 28, 2001


                              EURONET SERVICES INC.
                              AMENDMENT TO WARRANT


WHEREAS, on December 28, 2000, Euronet Services Inc., a Delaware corporation (the "Company"), issued a warrant to DST Systems, Inc. ("DST") to purchase from the Company 60,000 shares of common stock of the Company at a price of $4.12 per share on or before December 28, 2001 (as amended, the "Warrant");

WHEREAS, in consideration for the grant by DST of an extension of certain time frames provided in a Revolving Credit Agreement pursuant to which the Warrant was issued, the Company agreed to extend the Warrant until June 28, 2002;

NOW THEREFORE, in consideration of the above premises, Euronet Services Inc. agrees as follows:

1. AMENDMENTS TO WARRANT.

Section 2 of the Warrant is deleted and replaced by the following:

          2. PERIOD OF EXERCISE. This Warrant is exercisable at any time or from time to time on after the date first listed above, and before 5:00 p.m.
     United States Eastern Standard Time on June 28, 2002 (the "Exercise Period"), provided, however, that if the Company is in default as provided in the last sentence of Section 7.1.2 of the Revolving Credit Agreement dated June 28, 2000 pursuant to which this Warrant is issued (as amended, the "Credit Agreement"), then the Exercise Period shall expire three business days after the date on which all Obligations, as defined in the Credit Agreement, have been paid.

2. GOVERNING LAW.

THIS AMENDMENT TO WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS OR ANY OTHER JURISDICTION'S CONFLICTS OF LAW.

     IN WITNESS WHEREOF, the Company has caused this Amendment to Warrant to be signed by its duly authorized officer.

                                        EURONET SERVICES INC.


                                        By: /s/ Daniel R. Henry
                                            ----------------------------
                                            Daniel R. Henry
                                            Chief Operating Officer